UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials	☐	Soliciting Material Pursuant to §240.14a-12

Speedway Motorsports, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

5555 CONCORD PARKWAY SOUTH

CONCORD, NORTH CAROLINA 28027

March 21, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, April 18, 2007, at Lowe’s Motor Speedway in Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on April 18, 2007, it is important that your shares be represented. To ensure that your vote is received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors

Sincerely,

O. Bruton Smith

Chairman and Chief Executive Officer

Voting Your Proxy Is Important

PLEASE SIGN AND DATE YOUR PROXY AND

RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

Speedway Motorsports, Inc.

NOTICE OF MEETING

Concord, NC

March 21, 2007

The Annual Meeting of Stockholders of Speedway Motorsports, Inc. (“SMI”) will be held at the Smith Tower located at Lowe’s Motor Speedway, 5555 Concord Parkway South, Concord, North Carolina on Wednesday, April 18, 2007, at 9:00 a.m. (the “Annual Meeting”) for the following purposes, as described in the accompanying Proxy Statement:

1.	To elect three directors.

2.	To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the principal independent registered public accounting firm of SMI and its subsidiaries for the year ending December 31, 2007.

3.	To approve the adoption of the Speedway Motorsports, Inc. Incentive Compensation Plan.

4.	To transact such other business as may properly come before the Annual Meeting.

Only holders of record of SMI’s common stock at the close of business on March 1, 2007 will be entitled to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

J. Cary Tharrington IV

Secretary

IMPORTANT NOTE: To vote shares of SMI’s common stock at the Annual Meeting (other than in person at the Annual Meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

GENERAL

INTRODUCTION

The Annual Meeting of Stockholders of Speedway Motorsports, Inc. (“SMI” or the “Company”) will be held on Wednesday, April 18, 2007 at 9:00 a.m., at the Smith Tower located at Lowe’s Motor Speedway, 5555 Concord Parkway South, Concord, North Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Only holders of record of SMI’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on March 1, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be used at the Annual Meeting, and at any and all adjournments thereof, and is first being sent to stockholders on or about March 20, 2007. Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the Annual Meeting (including adjournments). Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with such specification. If no specification is made, proxies will be voted (i) in favor of electing SMI’s three nominees to the Board, (ii) in favor of ratifying the selection by the Audit Committee of Deloitte & Touche LLP (“Deloitte & Touche”) as the principal independent registered public accounting firm (“auditors”) of SMI for the year ending December 31, 2007, (iii) in favor of approval of the Speedway Motorsports, Inc. Incentive Compensation Plan, and (iv) in the discretion of the proxy holders, on any other business as may properly come before the Annual Meeting. The Board currently knows of no other business that will be presented for consideration at the Annual Meeting.

Proxies should be sent to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

This Proxy Statement is being furnished by SMI to its stockholders of record as of March 1, 2007 in connection with the upcoming Annual Meeting.

REVOCATION OF PROXY

Stockholders who execute proxies may revoke them at any time before they are voted by (i) delivering a written notice to SMI’s Corporate Secretary, either at the Annual Meeting or prior to the meeting date at the Company’s offices at 5555 Concord Parkway South, Concord, North Carolina 28027, (ii) executing and delivering a later-dated proxy, or (iii) attending the Annual Meeting and voting in person.

NUMBER OF SHARES OUTSTANDING AND VOTING

SMI currently has 200,000,000 shares of Common Stock authorized under its Certificate of Incorporation, of which 43,770,879 shares were issued and outstanding and entitled to be voted at the Annual Meeting on the Record Date. At the Annual Meeting, holders of Common Stock will have one vote per share for an aggregate total of 43,770,879 votes. In some cases, a nominee holding shares for a beneficial owner may not have discretionary authority to vote certain shares on a particular matter or otherwise may not vote such shares (a “broker non-vote”). These broker non-votes will be considered as present for purposes of determining a quorum, but are not entitled to vote. Abstentions will be treated as present for purposes of determining a quorum and entitled to vote. A quorum being present, directors will be elected by a plurality of votes cast, and the actions proposed in the remaining items referred to in the accompanying Notice of Meeting will become effective if a majority of the votes cast by shares entitled to vote is cast in favor thereof. Therefore, while both abstentions and broker non-votes will be counted for the purpose of determining the existence of a quorum, only abstentions will have the same effect as a negative vote on matters requiring a majority of votes cast by shares entitled to vote. Both abstentions and broker non-votes have no effect on the election of directors.

A holder of Common Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of such nominee in the space provided on the proxy card.

Speedway Motorsports, Inc.
1

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 1, 2007 by (i) each person or entity known by SMI to beneficially own more than five percent of the Common Stock, (ii) each director and nominee to the Board, (iii) each executive officer of SMI listed in the Summary Compensation Table (“named executive officers”), and (iv) all directors and executive officers of SMI as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name. Unless otherwise noted, the address for the beneficial owners is 5555 Concord Parkway South, Concord, North Carolina 28027.

Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent
O. Bruton Smith(1)	29,000,800	63.6%
Sonic Financial Corporation (1) (2)	23,700,000	52.0
American Century Companies, Inc.(3)	2,438,010	5.4
H.A. Wheeler(4)	135,190	*
William R. Brooks(5)	233,780	*
Marcus G. Smith(6)	158,470	*
William P. Benton(7)	71,000	*
Mark M. Gambill(8)	114,200	*
James P. Holden(9)	30,000	*
Robert L. Rewey(9)	50,000	*
Tom E. Smith(10)	55,000	*
All directors and executive officers as a group (nine persons)	29,848,440	65.5%

*	Less than one percent

(1)	The shares of Common Stock shown as owned by Mr. O. Bruton Smith include all of the shares shown as owned by Sonic Financial Corporation (“Sonic Financial”) elsewhere in the table. Mr. O. Bruton Smith owns the substantial majority of Sonic Financial’s common stock. An aggregate of 14,350,000 shares have been pledged by Mr. Smith and/or Sonic Financial as security.

(2)	This entity’s address is P.O. Box 18747, Charlotte, North Carolina 28218.

(3)

This entity’s address is 4500 Main Street, 9th Floor, Kansas City, MO 64111. This information is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007, by American Century Companies, Inc. (“ACC”) and American Century Investment Management, Inc. (“ACIM”). ACIM is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended. The filing indicates that ACC and ACIM each have sole voting control over 2,416,268 shares and sole dispositive power over 2,438,011 shares.

(4)	All shares shown as owned by Mr. Wheeler, other than 10,428 shares owned by him directly, underlie options granted by the Company that are currently exercisable or exercisable within 60 days after the Record Date.

(5)	All shares shown as owned by Mr. Brooks, other than 24,200 shares owned by him directly, underlie options granted by the Company that are currently exercisable or exercisable within 60 days after the Record Date.

(6)	All shares shown as owned by Mr. Marcus G. Smith, other than 140 shares owned by him directly, underlie options granted by the Company that are currently exercisable or exercisable within 60 days after the Record Date.

(7)	All shares shown as owned by Mr. Benton, other than 1,000 shares owned by him directly, underlie options granted by the Company that are currently exercisable or exercisable within 60 days after the Record Date.

(8)	All shares shown as owned by Mr. Gambill, other than 4,000 shares owned by him directly, underlie options granted by the Company that are currently exercisable or exercisable within 60 days after the Record Date. Mr. Gambill disclaims beneficial ownership of 200 shares.

(9)	All shares shown as owned by Mr. Holden and Mr. Rewey underlie options granted by the Company that are currently exercisable or exercisable within 60 days after the Record Date.

(10)	All shares shown as owned by Mr. Tom E. Smith, other than 5,000 shares owned by him directly, underlie options granted by the Company that are currently exercisable or exercisable within 60 days after the Record Date.

For additional information concerning options granted to the Company’s executive officers, see “Executive Compensation” below.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company complies with the requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange (“NYSE”) and regularly monitors developments in the area of corporate governance.

BOARD AND COMMITTEE MEMBER INDEPENDENCE

Because Mr. O. Bruton Smith holds more that 50% of the voting power of the Common Stock, SMI qualifies as a “controlled company” for purposes of the NYSE’s listing standards and is, therefore, not required to comply with the NYSE requirement that a listed company have a majority of independent directors. However, SMI is committed to having a majority of its Board membership be independent directors as evidenced by SMI’s Corporate Governance Guidelines. SMI’s non-management directors hold meetings, separate from management, at least four times a year. Those meetings are presided over by the Company’s Lead Independent Director, Mr. Tom E. Smith. In Mr. Tom E. Smith’s absence, the other independent directors will choose another independent director to preside over such meeting.

Speedway Motorsports, Inc.
2

The Board has determined that Messrs. Benton, Gambill, Holden, Rewey and Tom E. Smith are currently independent within the meaning of the NYSE’s current listing standards, and further that all members of its Audit Committee are independent in accordance with current SEC regulations. The Board’s determination was based upon its assessment of each director’s relationship with SMI and the materiality of that relationship in light of all relevant facts and circumstances both from the standpoint of the director in his individual capacity and the persons to which the director is related and organizations with which the director is affiliated. In reaching this determination, the Board has relied upon representations made by Messrs. Benton, Gambill, Holden, Rewey and Tom E. Smith in director questionnaires and discussions between the foregoing individuals and the Board and the Nominating/Corporate Governance Committee of the Board. The Board relied upon Categorical Standards for Director Independence, which the Board adopted to assist it in evaluating the independence of each of its directors. A copy of SMI’s Categorical Standards for Director Independence is available on our website at www.speedwaymotorsports.com. In concluding that Mr. Gambill is independent, the Board took into consideration Mr. Gambill’s service on the Board of Managers of SMISC, LLC, the Company’s equally-owned joint venture with International Speedway Corporation. The Board concluded that Mr. Gambill’s service on the SMISC, LLC Board of Managers did not compromise his independence. With respect to Mr. Tom E. Smith, the Board considered his service as a member of the Board of Directors of CT Communications, Inc., a sponsor at the Company’s subsidiary, Lowe’s Motor Speedway. The Board determined that the relationship was immaterial and that Mr. Tom E. Smith remains independent. With respect to Mr. Holden, the Board considered his service as a member of the Board of Directors of Sirius Satellite Radio, Inc., a sponsor of NASCAR and a contract party with the Company’s subsidiary, Performance Racing Network. The Board determined that the relationship was immaterial and that Mr. Holden remains independent. The Board also considered Mr. Benton’s and Mr. Rewey’s service on the Board of Directors of Sonic Automotive, Inc., a company controlled by Mr. O. Bruton Smith, and the Board concluded that such service did not compromise their independence. The Nominating/Corporate Governance Committee regularly reviews the independence of all independent directors on the Board and reports its findings to the Board, which then makes regular determinations as to director independence under applicable SEC and NYSE requirements.

CORPORATE GOVERNANCE GUIDELINES

The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility. A copy of these guidelines is available on our website at www.speedwaymotorsports.com. You may also obtain a printed copy upon request to the Company.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board has adopted a Code of Business Conduct and Ethics that applies to our employees, directors and officers, including our chief executive officer, chief operating officer, chief financial officer and treasurer and chief accounting officer. A copy of the Code of Business Conduct and Ethics is available on our website at www.speedwaymotorsports.com. We post any amendments to the Code of Business Conduct and Ethics, as well as any waivers that are required to be disclosed by SEC or NYSE rules, on our website. You may also obtain a printed copy upon request to the Company.

COMMUNICATIONS TO THE BOARD

Stockholders and other parties interested in communicating with the Board as a group may do so by writing to the Chairman of the Board at “c/o J. Cary Tharrington IV, Vice President and General Counsel, Speedway Motorsports, Inc., 5401 E. Independence Blvd., Charlotte, NC 28212.” The Company’s General Counsel will review all such correspondence and will make such correspondence available regularly to the Board. Any correspondence relating to accounting, internal controls or auditing matters will be immediately brought to the attention of the members of the Company’s Audit Committee for consideration in accordance with established procedures. Communications intended for non-management directors should be directed to the Chairman of the Nominating/Corporate Governance Committee at the address above.

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS OF SMI

Directors of SMI are elected at the Annual Meetings of Stockholders to serve staggered terms of three years and until their successors are elected and qualified. The Board currently consists of nine directors. The terms of Messrs. O. Bruton Smith, William P. Benton and Robert L. Rewey expire at the Annual Meeting. The terms of Messrs. William R. Brooks, Mark M. Gambill and James P. Holden expire at the 2008 Annual Meeting. The terms of Messrs. H.A. Wheeler, Marcus G. Smith and Tom E. Smith expire at the 2009 Annual Meeting. Messrs. O. Bruton Smith, William P. Benton and Robert L. Rewey are standing for reelection at the Annual Meeting.

It is intended that the proxies in the accompanying form will be voted at the Annual Meeting for the election to the Board of the following nominees, each of whom has consented if elected to serve a three-year term until the 2010 Annual Meeting: Messrs. O. Bruton Smith, William P. Benton, and Robert L. Rewey. Each director-nominee will serve until the end of their term and until their successor is elected and

Speedway Motorsports, Inc.
3

qualified, except as otherwise provided in SMI’s Certificate of Incorporation and Bylaws. If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with SMI’s Certificate of Incorporation and Bylaws.

DIRECTORS, DIRECTOR-NOMINEES, EXECUTIVE OFFICERS AND GENERAL MANAGERS

The name, age, present principal occupation or employment and the principal occupations, positions, offices or employments for at least the past five years of each SMI director, director-nominee, executive officer and general manager are set forth below.

DIRECTORS, DIRECTOR-NOMINEES AND EXECUTIVE OFFICERS

O. Bruton Smith, 80, has been the Chairman and Chief Executive Officer of SMI since its organization in 1994. Mr. Smith has served as the CEO and a board member of Charlotte Motor Speedway, LLC, a wholly owned subsidiary of SMI, and its predecessor entities (“CMS”) since 1975, which he originally founded in 1959. Mr. Smith has been the CEO of Atlanta Motor Speedway LLC (“AMS”) since its acquisition in 1990, Texas Motor Speedway, Inc. (“TMS”) since its formation in 1995, Bristol Motor Speedway LLC (“BMS”) since its acquisition in 1996, the subsidiary operating Infineon Raceway (“IR”) since its acquisition in 1996, and the subsidiary operating Las Vegas Motor Speedway (“LVMS”) since its acquisition in 1998. In addition, Mr. Smith serves as the CEO and a director, or in a similar capacity, for many of SMI’s other subsidiaries. Mr. Smith also is the Chairman, CEO, a director and controlling stockholder of Sonic Automotive, Inc. (“SAI”) (NYSE:SAH). Mr. Smith also owns and operates Sonic Financial Corporation (“Sonic Financial”), a private business which owns a majority of the Company’s common stock, among other things. Mr. Smith is standing for reelection as a director at the Annual Meeting.

H.A. Wheeler, 68, has been the President, Chief Operating Officer and a director of SMI since its organization in 1994. Mr. Wheeler was hired by CMS in 1975 and has been General Manager of CMS since 1976. Mr. Wheeler was named President of CMS in 1980. He also has served as Vice President and a director of BMS since its acquisition and TMS since its formation. Mr. Wheeler also serves as an officer of several other SMI subsidiaries.

William R. Brooks, 57, has been Vice President, Treasurer, Chief Financial Officer and a director of SMI since its organization in 1994. In February 2004, Mr. Brooks became an Executive Vice President of SMI. Mr. Brooks joined Sonic Financial from PriceWaterhouseCoopers in 1983, has served as Vice President of CMS since before the organization of SMI and has been Vice President and a director of AMS since its acquisition and TMS since its formation. He has served as Vice President of BMS, LVMS and IR since their acquisition. In addition, Mr. Brooks serves as an officer and a director, or in a similar capacity, for many of SMI’s subsidiaries. At Sonic Financial, Mr. Brooks was promoted from manager to controller in 1985 and again to Chief Financial Officer in 1989. Mr. Brooks also has served as a director of SAI since its formation in 1997.

Marcus G. Smith, 33, became a director of SMI in 2004 and Executive Vice President of National Sales and Marketing for SMI in February 2004. Prior to that appointment, Mr. Smith served as Vice President of Business Development for SMI since 2001. Mr. Smith joined the Company in 1996 as a sales associate at Lowe’s Motor Speedway and was named Manager of New Business Development in 1999. Mr. Marcus G. Smith is the son of Mr. O. Bruton Smith. In addition, Mr. Smith serves as a member of the Board of Managers of SMISC, LLC, an equally-owned merchandising joint venture between the Company and International Speedway Corporation.

William P. Benton, 83, became a director of SMI in 1995. Mr. Benton retired from Ford Motor Company as Vice President of Marketing worldwide after a distinguished 37-year career with the company. During that time, Mr. Benton held the following major positions: Vice President/General Manager of Lincoln/Mercury Division, Vice President/General Manager of Ford Division, four years in Europe as Group Vice President of Ford of Europe and a member of the company’s Product Planning Committee, responsible for all products of the company worldwide. Most recently, Mr. Benton was Vice Chairman of Wells Rich Greene and Executive Director of Ogilvy & Mather Worldwide in New York until 1992. In addition, Mr. Benton serves as a director of SAI and Allied Holdings, Inc. Mr. Benton is standing for reelection as a director at the Annual Meeting.

Mark M. Gambill, 56, became a director of SMI in 1995. Mr. Gambill worked for Wheat First Securities from 1972, including serving as chairman of the underwriting committee, until it was sold to First Union Corporation (now Wachovia Corporation) in 1998. Mr. Gambill was President of Wheat First Butcher Singer at the time of sale. Mr. Gambill left First Union in 1999. Mr. Gambill is currently Managing Member of Cary Street Partners, a financial advisory and wealth

Speedway Motorsports, Inc.
4

management firm. In addition, Mr. Gambill serves as a member of the Board of Managers of SMISC, LLC, an equally-owned merchandising joint venture between the Company and International Speedway Corporation.

James P. Holden, 55, became a director of SMI in 2004. Mr. Holden retired in 2000 after completing 27 distinguished years in the auto industry, including 19 years with DaimlerChrysler, and its predecessor, Chrysler Corp. Highlights of his career include being named President of DaimlerChrysler in 1999 and Chief Executive Officer in June 2000. Mr. Holden served in various positions during his career at Chrysler, including Executive Vice President of Sales and Marketing responsible for directing all of the automaker’s sales, fleet and marketing organizations in the United States, Mexico and Canada, including Mopar parts operations. In addition, he serves as a director of Sirius Satellite Radio, Inc.

Robert L. Rewey, 68, became a director of SMI in 2001. Mr. Rewey retired from Ford Motor Company in 2001 after a distinguished 38-year career with Ford, most recently serving as Group Vice President of North American Operations & Global Consumer Services. Mr. Rewey managed numerous areas within Ford since 1963, also serving as Vice President of Sales, Marketing and Customer Service. Mr. Rewey also serves as a director of SAI, LoJack Corporation, Dealer Tire, LLC and Reading Group, LLC. Mr. Rewey is standing for reelection as a director at the Annual Meeting.

Tom E. Smith, 65, became a director of SMI in 2001. Mr. Smith retired from Food Lion Stores, Inc. in 1999, after a distinguished 29-year career with that company, including serving as Chief Executive Officer and President. A native of Salisbury, North Carolina, Mr. Smith serves as a director of CT Communications, Inc. and Farmer and Merchants Bank.

GENERAL MANAGERS

M. Jeffrey Byrd, 57, has served as Vice President and General Manager of BMS since its acquisition in 1996, and became President of BMS in 2003. Prior to working at BMS, Mr. Byrd had been continuously employed by RJR Nabisco for 23 years in various sports marketing positions in managerial capacities.

Edwin R. Clark, 52, became Vice President and General Manager of AMS in 1992 and was promoted to President and General Manager of AMS in 1995. Prior to that appointment, he had been Vice President of Events of CMS since 1981. Mr. Clark became Executive Vice President of SMI upon its organization in 1994 and was a director of SMI from 1995 to 2004.

William E. Gossage, 48, became Vice President and General Manager of TMS in 1995. Prior to that appointment, he was Vice President of Public Relations at CMS from 1989 to 1995. In February 2004, Mr. Gossage became President of TMS. Mr. Gossage previously worked with Miller Brewing Company in its motorsports public relations program and served in various public relations and managerial capacities at two other NASCAR-sanctioned speedways.

Steve Page, 52, has served as President and General Manager of IR since its acquisition in 1996. Prior to being hired by SMI, Mr. Page had been continuously employed for several years as President of Brenda Raceway Corporation, which owned and operated IR before acquisition by the Company. Mr. Page also spent 11 years working for the Oakland A’s baseball franchise in various marketing positions.

R. Christopher Powell, 47, has served as Vice President and General Manager of LVMS since its acquisition in 1998. Mr. Powell also serves as Vice President of several other SMI subsidiaries. Mr. Powell spent 11 years working for Sports Marketing Enterprises, a division of RJR Tobacco Co. (“RJR”). From 1994 to 1998, he served as manager of media relations and publicity on RJR’s NASCAR Winston Cup program. Mr. Powell’s previous duties included publicity and event operations on other RJR initiatives, including NHRA Drag Racing and the Vantage and Nabisco golf sponsorships.

COMMITTEES OF THE BOARD AND BOARD MEETINGS

GENERAL. There are three standing committees of the Board: the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee. The Audit Committee is currently comprised of Messrs. Mark M. Gambill (Chairman), James P. Holden and Tom E. Smith. The Nominating/Corporate Governance Committee is currently comprised of Messrs. Tom E. Smith (Chairman), William P. Benton and Robert L. Rewey. The Compensation Committee is currently comprised of Messrs. William P. Benton (Chairman), Mark M. Gambill, James P. Holden and Robert L. Rewey. The Board has found that all Committee members are independent as defined by the applicable listing standards of the NYSE, the applicable rules of the SEC, and the Company’s Categorical Standards for Director Independence.

AUDIT COMMITTEE. The Audit Committee, which held 11 meetings in 2006, is responsible for the selection of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit, approves annual audit fees and services, reviews the conclusions of the auditors and reports the findings and recommendations thereof to the Board, reviews with the Company’s auditors the effectiveness of the Company’s system of internal control and procedures and the associated role of management, reviews

Speedway Motorsports, Inc.
5

transactions between the Company and its officers, directors and principal stockholders, reviews and discusses with management and the auditors the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and interim financial information contained in quarterly earnings announcements, approves non-audit fees and services rendered by the auditors and performs such other functions and exercises such other powers as the Board from time to time may determine. The Audit Committee operates under a formal charter that governs its duties and conduct. A copy of the charter is available on our website at www.speedwaymotorsports.com. You may also obtain a printed copy upon request to the Company.

Based on the representations made by Mr. Gambill and discussions between Mr. Gambill and other members of the Board, the Board has, in its business judgment, determined that Mr. Gambill is an “audit committee financial expert” in accordance with current SEC regulations. The Board based this determination primarily on Mr. Gambill’s experience as the former President of Wheat First Securities and as the current Managing Member of Cary Street Partners. Both of these positions required Mr. Gambill to be extensively involved in analyzing public company financial statements when supervising the investment banking and research analyst operations and as chairman of the underwriting committee of Wheat First Securities and in managing Cary Street Partners.

The following is the Audit Committee Report for the year ended December 31, 2006.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” as amended or supplemented, discussed with the independent registered public accounting firm any relationships or services that might impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed and reviewed with management, and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls, and discussed and reviewed with management the effectiveness of the Company’s disclosure controls and procedures used for periodic public reporting. The Audit Committee reviewed with the independent registered public accounting firm their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards and the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, as amended or supplemented, “Codification of Statements of Accounting Standards,” and those required by Regulation S-X Rule 2-07, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s financial statements and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2006 with management and the independent registered public accounting firm.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, disclosure controls and procedures and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company, and they may or may not be experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and (b) the representations of the independent registered public accounting firm appearing in the auditors’ report on the Company’s financial statements. The Audit Committee’s oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting and auditing standards and applicable laws and regulations.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended

Speedway Motorsports, Inc.
6

December 31, 2006, for filing with the SEC. The Audit Committee also recommended the reappointment of the independent registered public accounting firm of Deloitte & Touche LLP for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE

Mark M. Gambill, Chairman and Audit Committee Financial Expert

James P. Holden

Tom E. Smith

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The Audit Committee has selected the firm of Deloitte & Touche LLP to serve as the principal independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007. Deloitte & Touche LLP has acted in such capacity for the Company since 1994.

Representatives of Deloitte & Touche will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of Deloitte & Touche LLP as our principal independent registered public accounting firm is not required by our Bylaws or otherwise. The Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification and will reconsider whether to retain Deloitte & Touche LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Deloitte & Touche LLP, the Audit Committee may in its discretion select a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of SMI.

PRINCIPAL ACCOUNTING FIRM FEES AND SERVICES. The following table shows the aggregate fees billed or expected to be billed to the Company by Deloitte & Touche for the fiscal years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees(1)	$930,000	$796,000
Audit-Related Fees(2)	–	–
Tax Fees(3)	38,000	48,000
All Other Fees(4)	–	–

(1)	This fee category consists of services for: (i) the audit of our annual financial statements and review of our quarterly financial statements in 2006 and 2005, (ii) the audit of the effectiveness of our internal control over financial reporting for Sarbanes-Oxley Act Section 404 compliance in 2006 and 2005, and (iii) services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings, including services associated with SEC staff reviews, SEC registration statements, other documents filed with the SEC, and documents issued in connection with securities offerings (e.g., comfort letters and consents) in 2006 and 2005.

(2)	This fee category consists of assurance and related services by Deloitte & Touche that are reasonably related to performing the audit and review of our financial statements and are not reported above under “Audit Fees.” The services for these fees include services associated with the audit of our Sarbanes-Oxley Section 404 compliance in 2006 and 2005. There were no audit-related fees in 2006 or 2005.

(3)	This fee category consists of professional services rendered by Deloitte & Touche for tax return preparation, tax compliance, tax planning and tax advice in 2006 and 2005.

(4)	All other fees consist of fees billed for services other than the services reported in other categories. There were no other fees in 2006 or 2005.

The Audit Committee has considered whether the non-audit services provided were compatible with maintaining the principal independent registered public accounting firm’s independence, and believes that such services and related fees, due to, among other things, the nature and scope of the services provided and the fact that different Deloitte & Touche personnel provided audit and non-audit services, have not impaired the independence of the Company’s principal independent registered public accounting firm. All services provided by Deloitte & Touche in 2006 and 2005 were pre-approved by the Audit Committee.

Generally, before an independent auditor is engaged by the Company to render audit or non-audit services, the engagement is approved early each calendar year by the Audit Committee. Any subsequent changes in audit, audit-related, tax or other services to be provided by such independent auditor due to changes in scope of work, terms, conditions or fees of the engagement must be pre-approved by the Audit Committee or by one of its members who has been delegated such authority. This delegation of pre-approval authority extends to audit and non-audit services not proscribed by applicable laws and regulations to be rendered by Deloitte & Touche. Such members inform the Audit Committee of any pre-approval decisions at the Committee’s next scheduled meeting. For calendar years 2006 and 2005, the Audit Committee delegated this authority to the Chairman of the Audit Committee. For 2007, non-audit services can only be approved under this delegation of authority for services of a scope and for fees comparable to those described above with respect to 2006. Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both such independent auditor and the Chief Financial Officer of the Company and must be consistent with applicable SEC regulations and NYSE listing standards regarding auditor independence.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE. The Nominating/Corporate Governance Committee, which held two

Speedway Motorsports, Inc.
7

meetings in 2006, assists the Board in identifying and recommending individuals qualified to become members of the Board, monitors and reviews corporate governance issues and develops and recommends to the Board corporate governance principles applicable to the Board, the Company and its business strategy and operations. Messrs. O. Bruton Smith, William P. Benton and Robert L. Rewey were recommended to the Board as director-nominees to stand for election at the Annual Meeting by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee operates under a formal charter that governs its duties and conduct. A copy of the charter is available on our website at www.speedwaymotorsports.com. You may also obtain a printed copy upon request to the Company. The Chairman of the Nominating/Corporate Governance Committee, Mr. Tom E. Smith, is the Lead Independent Director, and is (unless absent) the person who presides over the regularly scheduled meetings of the Company’s independent directors.

DIRECTOR NOMINATION CRITERIA AND PROCESS

Directors may be nominated by the Board in accordance with the Company’s Certificate of Incorporation or By-laws. The procedures used by the Nominating/Corporate Governance Committee to identify and evaluate nominees for director positions involve members of the committee drawing on their contacts in the business community and directly soliciting, interviewing and reviewing director questionnaire responses of prospective nominees. The Company’s Nominating/Corporate Governance Committee will review all nominees for the Board in accordance with the Committee’s charter. Given the size and resources of the Nominating/Corporate Governance Committee as well as the number of Company stockholders, the Board believes the committee could not thoroughly review the number of Board nominations that would likely be received if the committee accepted unsolicited nominations from stockholders. Accordingly, it is the Nominating/Corporate Governance Committee’s policy not to accept unsolicited nominations to the Board from stockholders.

The assessment of a nominee’s qualifications will include, at a minimum, a review of Board member criteria listed in the Company’s Corporate Governance Guidelines, including among other things, the following:

•	Ability to use sound judgment;

•

Substantive knowledge in areas of importance to the Company (such as accounting or finance, business or management, industry knowledge, customer-based perspective, sponsorship relationships, strategic planning and leadership);

•	Diversity (background and experience);

•

Skills (financial literacy and/or financial expertise for members of the Audit Committee, management or consulting experience for members of the Compensation Committee, leadership or strategic planning for members of the Nominating/Corporate Governance Committee);

•	Service on the boards of directors of other public companies;

•	Integrity, honesty, fairness, independence;

•	Thorough understanding of the Company’s business;

•	Independence under NYSE and SEC criteria; and

•	Such other factors as the Nominating/Corporate Governance Committee concludes are pertinent in light of the Board’s current needs at the time such director is nominated.

The Nominating/Corporate Governance Committee will select qualified nominees and review its recommendations with the full Board, which will decide whether to invite the nominee to join the Board. The Board believes that its membership should reflect a diversity of experience and perspectives. The Board intends that each director contribute knowledge, experience and skill in at least one area of importance to the Company. Nominees should neither have nor appear to have a conflict of interest that would impair the nominee’s ability to represent the interests of all Company stockholders and to otherwise fulfill the stated responsibilities of a director. A nominee should also be able to work well with other directors and executives of the Company, should have independent opinions and be willing to state them in a constructive manner and be willing to comply with other guidelines as adopted by the Board.

COMPENSATION COMMITTEE. The Compensation Committee, which held five meetings in 2006, administers certain compensation and employee benefit plans of the Company, reviews and determines executive officer compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other benefits of all executive officers and other senior officers of the Company. The Compensation Committee administers the 1994 Stock Option Plan, the 2004 Stock Incentive Plan and the Employee Stock Purchase Plan. The Compensation Committee will also administer the Company’s Incentive Compensation Plan with respect to the Company’s executive officers if approved at the Annual Meeting. The Compensation Committee periodically reviews the Company’s executive development and succession planning and executive compensation programs. The Compensation Committee also takes action to modify programs that yield payments or benefits not closely related to Company or executive performance. The policy of the Compensation Committee’s program for executive officers is to link pay to business strategy and performance in a manner which is effective in attracting, retaining and rewarding key executives while also providing performance incentives and awarding equity-based compensation to align the long-term

Speedway Motorsports, Inc.
8

interests of executive officers and other management with those of Company stockholders. It is the Compensation Committee’s objective to offer salaries and incentive performance pay opportunities that are competitive in the marketplace. The Compensation Committee operates under a formal charter that governs its duties and conduct. A copy of the charter is available on our website at www.speedwaymotorsports.com. You may also obtain a printed copy upon request to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. William P. Benton, Mark M. Gambill, James P. Holden and Robert L. Rewey served on the Company’s Compensation Committee in 2006. No member of the Compensation Committee was an officer or employee of the Company.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS. During 2006, there were five meetings of the Board, with all directors attending at least 75% of all Board meetings and 75% of all meetings held by committees of the Board on which they served. We do not have any policy regarding director attendance at Annual Meetings of stockholders, and we did not retain a record of directors’ attendance at any of our past Annual Meetings.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

2006 EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company’s objectives with respect to compensation of its executive officers are to: (1) link executive compensation to the Company’s business strategy execution and performance; (2) offer compensation designed to attract, retain and reward key executive officers; (3) offer salary, cash bonus and incentive compensation pay opportunities that are competitive in the marketplace and recognize achievement of the Company’s business strategy objectives; and (4) provide performance incentives and equity-based compensation to align the long-term interests of executive officers with those of the Company’s stockholders.

The Company’s executive compensation program is designed to reward successful achievement of the Company’s objectives, which we believe will return value to the stockholders. The Company’s objectives include: revenue growth; operating earnings growth; earnings per share growth; increased shareholder return through dividends and share repurchases; and growth of return on average equity.

The Company has four executive officers: Mr. O. Bruton Smith, the Company’s Chairman and Chief Executive Officer, Mr. H.A. Wheeler, the Company’s President and Chief Operating Officer, Mr. William R. Brooks, the Company’s Executive Vice President and Chief Financial Officer, and Mr. Marcus G. Smith, the Company’s Executive Vice President of National Sales and Marketing. The Company’s executive compensation program is comprised of two components: annual cash compensation, paid in the form of annual salary, performance-based discretionary bonuses, and sales commissions; and long-term compensation, paid historically in the form of options to purchase the Company’s Common Stock. Messrs. O. Bruton Smith, Wheeler and Brooks are paid an annual base salary and an annual performance-based discretionary bonus. Mr. Marcus G. Smith is paid an annual base salary and a sales commission pursuant to a commission compensation agreement with the Company. Messrs. Wheeler, Brooks and Marcus G. Smith also receive long-term compensation in the form of options to purchase the Company’s Common Stock. The Company has chosen to compensate Mr. Marcus G. Smith through a sales commission arrangement because it believes that is the most effective way to increase consolidated marketing, sponsorship and advertising sales.

In the future, the Compensation Committee retains the right to offer its executive officers restricted shares of the Company’s Common Stock and other forms of equity compensation in lieu of, or in conjunction with, stock options.

None of the Company’s executive officers have an employment agreement, severance agreement or any retirement plans other than a 401(k) Plan that is available to all employees (except for Mr. Wheeler’s deferred compensation agreement described below). None of the Company’s executive officers have any agreement pursuant to which there is an accelerated vesting of outstanding equity awards in the event of termination of employment.

The Company’s executive compensation tends to favor current cash payment in the form of annual salary, performance-based discretionary bonuses based upon certain objective criteria (including return on average equity, earnings per share, and other performance and operating metrics), and sales commissions (in the case of Mr. Marcus G. Smith) because of the Company’s high earnings, margins and cash flows. The Company does believe that a certain level of equity compensation is required to align executive officer interests with those of stockholders, and the Compensation Committee believes the Company’s executive officer compensation program adequately achieves this goal. The Company also considers the effects of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Compensation, which requires the Company to currently expense an estimated future value of equity compensation, and concluded that cash compensation was significantly more cost effective

Speedway Motorsports, Inc.
9

than stock options or restricted share awards of a size significant enough to be effective motivational tools. Retention and long-term focus of the Company’s executive officers has not historically been an area of concern, evidenced by the more than 25-year average tenure of the current executive officers of the Company and its predecessors.

The Compensation Committee and the Board have approved the Speedway Motorsports, Inc. Incentive Compensation Plan, which is designed to replace the discretionary bonus payments with specifically defined objective performance-based incentive compensation for reasons described below. The Incentive Compensation Plan is being submitted for stockholder approval at the 2007 Annual Meeting of Stockholders.

The Compensation Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation in December of each year. Mr. O. Bruton Smith and Mr. Brooks present the Compensation Committee with a forecast of the Company’s performance for the current year (all major race events are concluded by the first weekend of November), recommendations regarding proposals on compensation including recommended base salaries, recommended discretionary bonus payments, and management’s rationale for such recommendations. Mr. O. Bruton Smith does not make any recommendation regarding his own compensation. The Compensation Committee considered these recommendations in determining executive officer compensation for 2006. Mr. Brooks presents the Compensation Committee with information regarding sales by Mr. Marcus G. Smith, which allows the Compensation Committee to calculate the sales commission due to him. Equity-based compensation awards have historically been priced at the Compensation Committee’s December meeting based upon the closing market price of the Company’s Common Stock on the day of the meeting. It is possible that some or all of this process will be conducted in February of the succeeding year if the Incentive Compensation Plan is approved by stockholders. Regardless, equity-based compensation will be priced based upon the closing market price of the Company’s Common Stock for that particular meeting date.

ANNUAL CASH COMPENSATION

Annual cash compensation for the Company’s executive officers consists of a base salary, a discretionary bonus based upon certain objective criteria (including return on average equity, earnings per share, and performance and operating metrics), and sales commissions in the case of Mr. Marcus G. Smith. Executive officer cash compensation has historically been weighted in favor of the majority of such compensation being awarded in the form of a discretionary cash bonus dependent upon the Company’s and each executive officer’s performance for the particular year. The annual cash compensation paid by the Company to its executive officers during 2006 was set in an amount the Compensation Committee determined to be an adequate reward for the Company’s and the executive officer’s performance. The 2006 annual cash compensation was also targeted to be competitive in relation to other similar companies such as those included in the Peer Group Index in the performance graph included in the Company’s Annual Report on Form 10-K. The Compensation Committee also considered the compensation of executives of Penn National Gaming, Inc., Six Flags, Inc., Cedar Fair, L.P., Yankee Candle Co., Inc., Interactive Data Corp., and Fair Isaac Corp., which are other entertainment oriented or high performing companies which were considered to have financial characteristics similar to the Company or to be in relatively comparable industries. The Compensation Committee did not utilize the services of an independent consulting firm in determining the annual base salary paid to executive officers in 2006. The Compensation Committee did utilize the services of Pearl Meyer, an independent consultant, to assist the Committee in reviewing the Company’s executive compensation programs. The independent consulting firm did not provide any personal services for any of the Company’s executive officers.

ANNUAL SALARY

The base salaries of the Company’s executive officers and adjustments to executive officers’ base salaries are generally based upon a subjective evaluation of the executive officer’s performance by the Compensation Committee. The Compensation Committee’s evaluation is based upon non-quantitative factors such as the current responsibilities of each executive officer, the compensation of similarly situated executive officers of comparable companies, the performance of each executive officer during the prior calendar year, the Company’s performance during the prior calendar year, and management’s recommendations submitted to the Compensation Committee by the Chairman and Chief Executive Officer, and the Chief Financial Officer. In December 2005, the base salaries of the executive officers for 2006 were established using the referenced criteria. Mr. O. Bruton Smith’s base salary for 2006 was $600,000. Mr. Wheeler’s base salary for 2006 was $400,000. Mr. Brooks base salary for 2006 was $450,000. Mr. Marcus G. Smith’s base salary for 2006 was $225,000. These base salaries remain unchanged for 2007.

CASH BONUSES AND COMMISSION BASED COMPENSATION

Each of the Company’s executive officers, except for Marcus G. Smith, was awarded a discretionary bonus by the Compensation Committee, based upon a review of the

Speedway Motorsports, Inc.
10

objective performance of the Company including timely and effective capital expenditures; event management and promotion; earnings per share; return on equity, balance sheet composition and management; re-structuring of the Company’s credit facility to allow for greater flexibility and future expansion; management of the Company’s share repurchase and dividend programs; and recommendations submitted by the Chairman and Chief Executive Officer and the Chief Financial Officer. In addition, with respect to the Chief Executive Officer, the Compensation Committee considers whether Mr. Smith met his obligation to repay certain debt owed to the Company. Repayment of such debt by Mr. Smith will not alone result in a bonus payment as other criteria focused on Company performance must be met before a bonus payment will be made. The annual cash bonus paid to Mr. O. Bruton Smith for 2006 was $1,450,000. The annual cash bonuses paid to Mr. Wheeler and Mr. Brooks were $700,000 each. Mr. Marcus G. Smith’s sales commission was awarded based upon his sales efforts pursuant to his compensation arrangement with the Company, which for 2006 was $801,000.

LONG-TERM EQUITY COMPENSATION

The Compensation Committee believes that an appropriate level of equity-based compensation is part of a balanced and effective compensation program designed to align the interests of executive officers with those of stockholders. The Compensation Committee believes that the level of equity-based compensation awarded to the Company’s executive officers is adequate to align those officers’ interests with the interests of the Company’s stockholders, especially considering the executive officers’ lengthy tenure with the Company and its predecessors. The Company’s long-term compensation program has historically been based principally upon awards of options to purchase the Company’s Common Stock under the Speedway Motorsports, Inc. 1994 Stock Option Plan (the “Stock Option Plan”) and the Speedway Motorsports, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”). Awards of equity-based compensation are based upon a subjective evaluation of the executive’s performance by the Compensation Committee and management’s recommendations submitted to the Compensation Committee by the Chairman and Chief Executive Officer and the Chief Financial Officer. The Compensation Committee’s evaluation considers a number of non-quantitative factors, including the responsibilities of the individual officers for, and contribution to, the Company’s operating results (in relation to other recipients of SMI equity awards), and their expected future contributions. The Compensation Committee also considers whether prior awards of equity-based compensation were sufficient in deciding the amount of equity-based compensation to award in a particular year. In December 2006, the Compensation Committee awarded options to purchase shares of the Company’s Common Stock under the Stock Incentive Plan to the named executive officers as follows: 20,000 shares to each of Messrs. Wheeler, Brooks, and Marcus G. Smith. For additional details concerning the options granted to, and held by, the executive officers during the 2006 calendar year, see the “2006 Grants of Plan Based Awards” and “2006 Outstanding Equity Awards at Fiscal Year-End” tables that follow. Mr. O. Bruton Smith, the Company’s majority shareholder, was not awarded any equity-based compensation principally due to his large existing equity stake in the Company. The Compensation Committee concluded that additional equity-based compensation to Mr. O. Bruton Smith would not further the goals of the Company’s executive compensation policies in light of Mr. Smith’s majority ownership of the Company’s stock.

OTHER BENEFIT PLANS

Executive officers of the Company (including the Chief Executive Officer) were also eligible in 2006 to participate in various benefit plans similar to those provided to other employees of the Company. These benefit plans are intended to provide a safety net of coverage for various events, such as death, disability and retirement.

Senior level highly compensated Company employees including the executive officers of the Company were also eligible to participate in the Speedway Motorsports, Inc. Deferred Compensation Plan (the “Deferred Plan”) during the 2006 calendar year. Under the Deferred Plan, eligible employees could elect to defer up to 75% of their annual base salary and up to 100% of their annual cash bonus or commission payments. The Company in its sole discretion may match deferred compensation contributions of executive officers and all other eligible participants. To date, no matching contributions have been made. Contributions by participants in the Deferred Plan, including the executive officers, may be invested in several different investment funds offered by the third-party administrator of the Deferred Plan, with earnings on such amounts determined by the actual market performance of the investment funds selected by the participant. To date, no named executive officer has participated in the Deferred Plan.

The Company has no defined benefit retirement plans. However, Mr. Wheeler is a participant in a deferred compensation plan established years prior to the Company’s initial public offering. Under this plan, Mr. Wheeler is eligible to receive $12,500 per month for a ten year period commencing upon retirement.

FEDERAL INCOME TAX CONSIDERATIONS

As the Company’s assets, earnings and cash flows have grown, the amount of compensation required to fairly and adequately compensate its executive officers has grown

Speedway Motorsports, Inc.
11

such that rewarding executive officers with discretionary cash bonuses based partly on objective criteria does not sufficiently address issues arising under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Code imposes a limitation on the deductibility of annual compensation in excess of $1 million that is not performance-based, and which does not otherwise comply with the Code. The Compensation Committee and the Board have approved the Speedway Motorsports, Inc. Incentive Compensation Plan which is designed to replace the discretionary bonus payments with specifically defined objective performance-based incentive compensation. The Incentive Compensation Plan is being submitted for stockholder approval at the 2007 Annual Meeting of Stockholders. Executive officer compensation attributable to the exercise of stock options granted under the Stock Option Plan and Stock Incentive Plan should qualify as fully deductible performance-based compensation. The Compensation Committee currently intends to continue to manage the Company’s executive compensation program in a manner that will preserve federal income tax deductions. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel whose performance increases the value of the Company. Accordingly, the Compensation Committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of the Company. The Compensation Committee exercised such discretion in 2006 with respect to the award of discretionary bonuses to the executive officers as discussed above, a portion of which will not be deductible due to the Code Section 162(m) limitation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on their review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis should be included in Speedway Motorsports, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Proxy Statement.

William P. Benton, Chairman

Robert L. Rewey

Mark M. Gambill

James P. Holden

Speedway Motorsports, Inc.
12

EXECUTIVE OFFICER COMPENSATION

The following table sets forth compensation paid by or on behalf of SMI to the Company’s Chief Executive Officer, Chief Financial Officer and other named executive officers for services rendered during the fiscal year ended December 31, 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
O. Bruton Smith, Chairman and Chief Executive Officer	2006	$600,000	$1,450,000	–	–	–	–	–	$2,050,000
H.A. Wheeler, President and Chief Operating Officer	2006	400,000	700,000	–	$76,517	–	–	$9,616	1,186,133
William R. Brooks, Executive Vice President and Chief Financial Officer	2006	450,000	700,000	–	76,517	–	–	6,081	1,232,598
Marcus G. Smith, Executive Vice President of National Sales and Marketing	2006	225,000	801,000	–	76,517	–	–	9,469	1,111,986

(1)	Amounts shown are cash bonuses earned in the year specified and paid in the first quarter of the following year, except that Mr. O. Bruton Smith’s cash bonus was paid in the fourth quarter of the year specified. Mr. Marcus G. Smith’s payment was based upon his sales commission arrangement with the Company.

(2)	Stock options were granted pursuant to the 2004 Stock Incentive Plan which was adopted in April 2004 upon stockholder approval at the 2004 Annual Meeting. The amounts in the Option Awards column reflect the dollar amount recognized by the Company for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS No. 123R, and includes amounts for options granted in 2005 and 2006. See Note 11 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for additional information on this plan and regarding stock option valuation.

(3)	Includes Company match to 401(k) Plan and Company contribution to employee benefits plans available to all employees. The aggregate amount of perquisites received did not exceed $10,000 in the aggregate for any named executive officer.

The following table sets forth information regarding all individual grants of plan-based awards granted to named executive officers for the fiscal year ending December 31, 2006:

2006 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
O. Bruton Smith, Chairman and Chief Executive Officer	–	–	–	–	–	–	–	–	–	–	–
H.A. Wheeler, President and Chief Operating Officer	12/5/06	–	–	–	–	–	–	–	20,000	$39.13	$265,417
William R. Brooks, Executive Vice President and Chief Financial Officer	12/5/06	–	–	–	–	–	–	–	20,000	39.13	265,417
Marcus G. Smith, Executive Vice President of National Sales and Marketing	12/5/06	–	–	–	–	–	–	–	20,000	39.13	265,417

(1)	All options were granted pursuant to the 2004 Stock Incentive Plan. The exercise price was the closing market price of the Company’s Common Stock on the NYSE on the grant date. The options vest in one-third installments over a three-year period.

(2)	Grant date fair value calculated in accordance with SFAS No. 123R. See Note 11 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding stock option valuation.

Speedway Motorsports, Inc.
13

The following table sets forth information regarding outstanding equity awards held by named executive officers at the end of the fiscal year ending December 31, 2006:

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
O. Bruton Smith, Chairman and Chief Executive Officer	–	–		–	–	–	–	–	–	–
H.A. Wheeler, President and Chief Operating Officer	50,000 10,178 21,250 20,000 20,000 3,334	6,666 20,000	(1) (2)	–	29.13 18.85 26.36 29.64 37.00 38.97 38.97 39.13	12/13/2009 10/1/2011 12/11/2012 12/9/2013 12/8/2014 12/7/2015 12/7/2015 12/5/2016	–	–	–	–
William R. Brooks, Executive Vice President and Chief Financial Officer	50,000 20,000 21,250 20,000 95,000 3,334	6,666 20,000	(1) (2)	–	29.13 18.85 26.36 29.64 37.00 38.97 38.97 39.13	12/13/2009 10/1/2011 12/11/2012 12/9/2013 12/8/2014 12/7/2015 12/7/2015 12/5/2016	–	–	–	–
Marcus G. Smith, Executive Vice President of National Sales and Marketing	10,000 20,000 10,000 20,000 95,000 3,334	6,666 20,000	(1) (2)	–	41.13 18.85 26.36 29.64 37.00 38.97 38.97 39.13	5/5/2009 10/1/2011 12/11/2012 12/9/2013 12/8/2014 12/7/2015 12/7/2015 12/5/2016	–	–	–	–

(1)	These options become exercisable as follows: 3,333 on December 7, 2007, and 3,333 on December 7, 2008.

(2)	These options become exercisable as follows: 6,667 on December 5, 2007, 6,666 on December 5, 2008, and 6,667 on December 5, 2009.

Speedway Motorsports, Inc.
14

The following table sets forth information concerning option exercises by named executive officers during the fiscal year ending December 31, 2006:

2006 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. Bruton Smith, Chairman and Chief Executive Officer	–		–	–	–
H.A. Wheeler, President and Chief Operating Officer	–		–	–	–
William R. Brooks, Executive Vice President and Chief Financial Officer	80,000	(1)	$1,209,197	–	–
Marcus G. Smith, Executive Vice President of National Sales and Marketing	–		–	–	–

(1)	Options granted in 1996 pursuant to the 1994 Stock Option Plan.

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
O. Bruton Smith, Chairman and Chief Executive Officer	–	–	–	–	–
H.A. Wheeler, President and Chief Operating Officer	–	–	–	–	$1,500,000	(1)
William R. Brooks, Executive Vice President and Chief Financial Officer	–	–	–	–	–
Marcus G. Smith, Executive Vice President of National Sales and Marketing	–	–	–	–	–

(1)	Deferred compensation pursuant to the Charlotte Motor Speedway, Inc. Deferred Compensation Plan and Agreement between Charlotte Motor Speedway, Inc. and Mr. Wheeler, dated March 1, 1990 (the “CMS Plan”). Under the Agreement, Mr. Wheeler is eligible to receive, upon his retirement from the Company, $12,500 per month for a ten year period. There are no earnings on the amount Mr. Wheeler is entitled to receive under the CMS Plan, and no further deferral is permitted.

Speedway Motorsports, Inc.
15

DIRECTOR COMPENSATION

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William P. Benton(1)	$48,000	–	$98,943	–	–	–	$146,943
Mark M. Gambill(2)	60,000	–	98,943	–	–	–	158,943
James P. Holden(3)	55,000	–	98,943	–	–	–	153,943
Robert L. Rewey(4)	43,000	–	98,943	–	–	–	141,943
Tom E. Smith(5)	60,500	–	98,943	–	–	–	159,443

(1)	As of December 31, 2006, Mr. Benton held options to acquire 70,000 shares of the Company’s Common Stock.

(2)	As of December 31, 2006, Mr. Gambill held options to acquire 110,000 shares of the Company’s Common Stock.

(3)	As of December 31, 2006, Mr. Holden held options to acquire 30,000 shares of the Company’s Common Stock.

(4)	As of December 31, 2006, Mr. Rewey held options to acquire 50,000 shares of the Company’s Common Stock.

(5)	As of December 31, 2006, Mr. Smith held options to acquire 50,000 shares of the Company’s Common Stock.

(6)	The full grant date fair value for these options was $98,943 as calculated in accordance with SFAS No. 123R.

Members of the Board who are not employees of the Company received options to purchase shares of Common Stock in 2006 under the Company’s Formula Stock Option Plan for Independent Directors (the “Formula Plan”). In 2006, Messrs. Benton, Gambill, Rewey, Holden and Tom E. Smith each received options to purchase 10,000 shares at an exercise price of $34.97 per share under the Formula Plan. The per share exercise price of options granted was equal to the market closing price of the Company’s Common Stock on the NYSE on the date of grant. The options vest six months from the grant date. For additional information concerning the Formula Plan, see Note 11 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

In fiscal 2006, each non-employee director also received (i) an annual cash retainer of $25,000, (ii) $1,500 for each Board and committee meeting attended, and (iii) an annual cash retainer of $5,000 to each respective Chairman of the Audit, Nominating/Corporate Governance and Compensation Committees, and the Lead Independent Director. The Company also reimburses all directors for their expenses incurred in connection with their activities as directors of SMI.

Directors who are also employees of the Company receive no additional compensation for serving on the Board.

PROPOSED APPROVAL OF THE INCENTIVE COMPENSATION PLAN

On February 14, 2007, the Board of Directors of the Company adopted the Speedway Motorsports, Inc. Incentive Compensation Plan (the “Incentive Plan”), subject to stockholder approval. The Incentive Plan is a performance-based plan that will provide cash awards to selected executive officers and key employees if pre-established performance goals are met. The Incentive Plan is intended to provide incentives to highly-qualified executives and other key employees to motivate them to continue service with the Company, devote their best efforts to the Company, and improve the Company’s economic performance, thus enhancing the value of the Company for the benefit of stockholders.

Stockholder approval of the Incentive Plan is being sought so that the awards under the Incentive Plan may constitute qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) of the Code generally limits SMI’s annual federal income tax deduction for compensation paid to certain covered employees (generally, the Chief Executive Officer and the four other highest paid executive officers) to $1 million with respect to each such executive officer. However, compensation that qualifies as “performance-based compensation” under Section 162(m) is not subject to this deduction limit. Compensation qualifies as performance-based only if it satisfies certain requirements, including that the material terms of the plan under which the compensation is paid are disclosed to, and approved by, the stockholders.

SMI also reserves the right to pay discretionary bonuses, or other types of compensation, outside of the Incentive Plan

Speedway Motorsports, Inc.
16

that may not qualify for deductibility under Section 162(m). No employee has a guaranteed right to any discretionary bonus as a substitute for a performance bonus in the event that performance goals are not met or if the stockholders do not approve the adoption of the Incentive Plan.

SUMMARY DESCRIPTION OF THE INCENTIVE PLAN

The following is a summary of the Incentive Plan, and is qualified in its entirety by reference to the Incentive Plan, a copy of which is included in this Proxy Statement as Appendix A.

ADMINISTRATION

The Incentive Plan will be administered by the Compensation Committee of the Board of Directors, or by a sub-committee of the Compensation Committee, in either case which consists solely of two or more outside directors within the meaning of Section 162(m). The Compensation Committee will have the authority, in its sole discretion, to grant awards under the Incentive Plan, to determine the persons to whom and the time or times at which awards will be granted, to determine the terms, conditions, restrictions, applicable performance periods and performance goals relating to any award, to adjust compensation payable upon attainment of performance goals, to construe and interpret the Incentive Plan and any awards, to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, and to make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

ELIGIBILITY

Executive officers and other key employees of the Company designated by the Compensation Committee are eligible to receive awards under the Incentive Plan. In selecting the employees who will participate in the Incentive Plan, the Compensation Committee may take into account such factors as it deems relevant in making that determination. An employee who is a participant for one performance period is not assured of being selected to participate in any subsequent performance period. The number of persons who are eligible to participate in the Incentive Plan varies at the discretion of the Compensation Committee. We anticipate that three executive officers will be selected for participation in the Incentive Plan for the 2007 fiscal year.

PERFORMANCE GOALS

For each participant, the Compensation Committee will establish in writing the performance goals, the performance period over which such goals will be measured, and the amount of, or the formula for determining, the participant’s actual incentive award with respect to such performance period. The Compensation Committee must establish all of these terms in writing within 90 days after the beginning of the applicable performance period (or, if earlier, by the date on which 25% of the period has been completed).

The performance goal(s) established for each participant must be objectively determinable (i.e., such that a third party with knowledge of the relevant facts could determine whether the goals have been met). Such performance goals will be based on one or more of the following, as determined in the sole discretion of the Compensation Committee: stock price; earnings per share; net earnings; operating or other earnings; gross or net profits; revenues; net cash flow; net income or operating income; financial return ratios; stockholder return; return on equity; return on investment; return on net assets; reduction of debt; debt rating; debt to equity ratio; debt to capitalization ratio; consummation of debt offerings; consummation of equity offerings; sales; expense reduction levels; growth in assets or sales; share count reduction; or strategic business objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, or goals relating to acquisitions or divestitures. Performance goals may be expressed by reference to (i) one or more divisions, business units, Subsidiaries or other entities in which the Company has a significant ownership interest (provided that a performance goal related to any such entity would satisfy the requirements of Section 162(m) of the Code); (ii) the Company and/or its subsidiaries as a whole, or (iii) any combination of the foregoing. Performance goals also may be expressed by reference to the participant’s individual performance with respect to any of the foregoing criteria.

Performance goals may be expressed in such form as the Compensation Committee shall determine, including either in absolute or relative terms (including, but not limited to, relative comparison to other companies or other external measures), in percentages, in terms of growth over time or otherwise. Performance goals need not be based upon an increase or positive result under one of the above criteria and could include, for example, maintaining the status quo or the limitation of economic losses (measured in such case by reference to the specific criteria). Performance goals may provide for determination either before or after taxes and for the inclusion or exclusion of items such as (A) asset write-downs or impairment charges; (B) the effect of unusual or extraordinary charges or income items or other events, including acquisitions or dispositions of businesses or assets, restructurings, reductions in force, refinancing/restructuring of short-term and/or long-term debt, or extraordinary non-recurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (C) litigation or claim expenses, judgments or settlements, or (D) changes in accounting principles or tax laws or other laws or provisions affecting reported results. The performance goals established by the Compensation Committee can be particular to a participant and/or different each performance period.

Speedway Motorsports, Inc.
17

The Compensation Committee also can establish subjective performance goals for participants, but the subjective performance goals may be used only to reduce, and not increase, the award otherwise payable under the Incentive Plan to employees who are subject to Section 162(m) of the Code.

AWARDS

A participant’s potential incentive award must be based on an objective formula or standard, and can be expressed as either a dollar amount, a percentage of salary, a percentage of the applicable criteria underlying the specified performance goal(s) (or a percentage in excess of a threshold amount) or otherwise. The Compensation Committee also can designate a range, pursuant to which the actual amount of an incentive award may vary depending upon the extent to which the performance goals for the performance period have been attained. The Compensation Committee also may establish a participant’s potential incentive award as a percentage of a bonus pool, as long as the sum of the individual maximum percentages of the bonus pool that each participant potentially could receive does not exceed 100%.

Before payment of an incentive award can be made, the Compensation Committee must certify in writing the extent to which the performance goals have been reached. The Compensation Committee may, in its discretion, reduce or eliminate the amount payable to any participant based upon such factors as the Compensation Committee deems relevant.

With respect to an award under the Incentive Plan, the maximum amount payable to any one participant during any calendar year is $10,000,000.

Payment of an incentive award will be made as soon as administratively practicable following the Compensation Committee’s certification, but unless otherwise designated by the Compensation Committee at the time the performance goals are established, any such payment shall be made no later than March 15 of the calendar year following the calendar year in which such payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code). All awards will be paid in a lump sum. Participants generally must be employed at the end of the performance period to be eligible for the award, except as otherwise determined by the Compensation Committee. However, if the participant’s employment terminates due to death, disability or retirement, a pro-rated award may be paid so long as the performance goals were achieved.

SECTION 409A

Section 409A of the Code provides new requirements for certain nonqualified deferred compensation arrangements. If applicable, Section 409A also imposes penalties (including an additional 20% income tax) on the recipient of deferred compensation in the event such compensation fails to comply with Section 409A. Awards granted under the Incentive Plan generally are intended to either comply with or be exempt from the requirements of Section 409A. If an award may be subject to Section 409A, it is intended that the Compensation Committee will determine and interpret the terms of such award in a manner that complies with Section 409A. SMI does not guarantee to any participant that the Incentive Plan or any incentive award complies with or is exempt from Section 409A.

AMENDMENT, SUSPENSION OR TERMINATION

The Board of Directors of SMI or the Compensation Committee can amend, suspend or terminate the Incentive Plan at any time, subject to stockholder approval if required by Section 162(m) of the Code. Generally, no amendment, suspension or termination of the Incentive Plan may adversely affect the rights of a participant with respect to an award previously granted under the Incentive Plan without the participant’s consent (unless it is determined that such action is necessary or advisable to comply with applicable law, including reforming the terms of an incentive award to comply with or meet an exemption from Section 409A of the Code).

REAPPROVAL BY STOCKHOLDERS

The Incentive Plan must be resubmitted to SMI’s stockholders as necessary to enable awards paid under the Incentive Plan to constitute qualified performance-based compensation under Section 162(m) of the Code. Under current law, SMI may be required to resubmit the Incentive Plan for stockholder approval approximately every five years. The Incentive Plan does not preclude the Company from establishing other or additional compensation arrangements.

2007 PLAN BENEFITS

As of the date of this Proxy Statement, no awards have been granted under the Incentive Plan. Since the Incentive Plan is subject to stockholder approval and all future awards will be made at the discretion of the Compensation Committee, awards that may be received by any particular person or group pursuant to the Incentive Plan are not presently determinable.

TRANSACTIONS WITH RELATED PERSONS

It is the Company’s policy, as set forth in its Corporate Governance Guidelines, to have the Company’s Independent Directors review related party transactions for conflicts of interest. In their review, the Independent Directors consider whether a particular transaction is in the best interests of the Company, whether the transaction is on economic terms no less favorable than or better than could be obtained in an arm’s-length transaction with an unrelated party, and the materiality of the interest of the related party.

Speedway Motorsports, Inc.
18

At December 31, 2006, LMS had a note receivable for approximately $1.1 million, including accrued interest, due from a partnership in which Mr. O. Bruton Smith, the Company’s Chairman and Chief Executive Officer, is a partner. The highest aggregate amount outstanding in 2006 was approximately $1.1 million. The note is collateralized by certain land owned by the partnership. The Company’s Independent Directors reviewed this transaction and determined it an appropriate use of available Company funds based on interest rates at the original transaction date and the underlying note collateral and creditworthiness of the Company’s Chairman and his partnership.

Before July 2002, the Company made loans to, paid certain expenses on behalf of, and obtained certain services from Sonic Financial, a Company affiliate through common ownership by the Company’s Chairman and Chief Executive Officer, for various corporate purposes. Also, the Company and Sonic Financial currently share various expenses in the ordinary course of business. At December 31, 2006, the Company had approximately $5.5 million, including accrued interest, due from Sonic Financial. The highest aggregate amount outstanding in 2006 was approximately $5.6 million. In 2006, the amounts due from Sonic Financial were reduced by net amounts owed to Sonic Financial by SMI pursuant to a shared services agreement by $86,000. The Company’s Independent Directors have reviewed these transactions and determined them to be an appropriate use of available Company funds based on interest rates at the time of the transactions and the creditworthiness of Sonic Financial and the Company’s Chairman.

The amounts due from affiliates discussed in the preceding two paragraphs all bear interest at 1% over prime, are payable on demand and the Company does not anticipate or require repayment before 2008.

At December 31, 2006, the Company had $951,000, including accrued interest, due from Mr. O. Bruton Smith, which was paid in full on February 2, 2007. The highest aggregate amount outstanding in 2006 was approximately $1.9 million. The amount due included premiums previously paid by the Company under a split-dollar life insurance trust arrangement on behalf of Mr. Smith. In 2003, the life insurance trust arrangement was transferred to an unaffiliated third party. Mr. Smith promised to reimburse the Company for certain amounts paid by the Company under this arrangement. This amount also includes cash advances and expenses paid by the Company on behalf of the Chairman before July 30, 2002. The Company’s Independent Directors reviewed these arrangements and determined they were appropriate uses of available Company funds based on interest rates at the time of the transaction and the creditworthiness of the Chairman. As of July 30, 2002, the Company no longer makes payments under the split-dollar life insurance trust arrangements or advances for Mr. O. Bruton Smith’s benefit.

Sonic Financial made several loans and cash advances to AMS prior to 1996 for the AMS acquisition and other expenses. Such loans and advances stood at approximately $2.6 million at December 31, 2006. Of this amount, approximately $1.8 million bears interest at 3.83% and the remainder at 1% over prime. The Company does not anticipate repayment, nor is repayment required, before 2007. The Company believes that the terms of these loans and advances are more favorable than those that could be obtained in an arm’s-length transaction with an unrelated third party.

600 Racing, Inc. (“600 Racing”) and SMI Properties (“SMIP”), both wholly owned subsidiaries of the Company, each lease an office and warehouse facility from Chartown, an affiliate of the Company through common ownership by Mr. O. Bruton Smith, under annually renewable lease agreements. Rent expense in 2006 for 600 Racing was approximately $197,000 and for SMIP was approximately $333,000. At December 31, 2006, amounts owed to Chartown were not significant. The leases contain terms more favorable to the Company than would be obtained from unaffiliated third parties. The Company’s Independent Directors evaluated these leases, assisted by independent counsel and real estate experts, and concluded the leases are in the best interests of the Company and its stockholders. The economic terms of the leases were based on several factors, including projected earnings capacity of 600 Racing and SMIP, the quality, age, condition and location of the facilities and rent paid for comparable commercial properties.

LVMS purchased new and used vehicles for employee use from certain subsidiary dealerships of SAI, an entity in which the Company’s Chairman and Chief Executive Officer is a controlling stockholder, for approximately $321,000 in 2006. LVMS sold used vehicles to those dealerships for approximately $139,000 in 2006. The Company’s Independent Directors concluded the purchase and sale terms approximated market value and were no less favorable than could be obtained in an arm’s-length transaction with an unrelated third party. At December 31, 2006, there were no amounts due from or owed to SAI.

Oil-Chem Research Corporation (“Oil-Chem”), a wholly owned subsidiary of the Company, sold zMax micro-lubricant™ product to certain SAI dealerships for resale to service customers of the dealerships in the ordinary course of business. Total purchases from Oil-Chem by SAI dealerships approximated $1.4 million in 2006. Oil-Chem leases a warehouse facility from Chartown under an annually renewable

Speedway Motorsports, Inc.
19

lease agreement. Rent expense for Oil-Chem approximated $43,000 in 2006. The Company’s Independent Directors believe these sales occurred, and the facility is leased, on terms no less favorable than could be obtained in an arm’s-length transaction with an unrelated third party. At December 31, 2006, amounts due from or owed to SAI were not significant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires SMI’s executive officers, directors and persons who own more than 10% of the Common Stock to file initial reports of ownership and changes in ownership with the SEC. Additionally, SEC regulations require that SMI identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To SMI’s knowledge, based solely on a review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with, except that, due to an administrative error by the Company, Messrs. Wheeler, Brooks, and Marcus G. Smith filed Form 4s for stock options granted on December 5, 2006 on December 8, 2006, and Mr. William P. Benton filed a Form 4 on December 8, 2006 for stock sold through an option exercise on December 5, 2006.

EXPENSES OF SOLICITATION

The Company pays the cost of proxy solicitation, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to mailings, proxies may be solicited personally, by telephone or electronically, by corporate officers and employees of the Company, who will not receive additional compensation for such efforts. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to forward proxies to customers owning such stock, where applicable, and will reimburse them for their reasonable expenses of forwarding proxy materials to customers.

2008 STOCKHOLDER PROPOSALS

For stockholder proposals intended to be presented at the 2008 Annual Meeting of Stockholders to be eligible for inclusion in the Company’s proxy statement and the form of proxy for such meeting, they must be received by the Company at its principal executive offices no later than November 17, 2007.

Regarding stockholder proposals intended to be presented at the 2008 Annual Meeting but not included in the Company’s proxy statement, stockholders must give SMI advance notice of their proposals to be considered timely under SMI’s Bylaws. The Bylaws state that written notice of such proposals must be delivered to the principal executive offices of SMI (i) in the case of an annual meeting that occurs within 30 days of the anniversary of the 2007 Annual Meeting, not less than 60 days nor more than 90 days prior to such anniversary date and (ii) in the case of an annual meeting called for a date not within 30 days before or after the anniversary date of the 2007 Annual Meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first. All such proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting resulting in the proposal’s underlying business not being eligible for transaction at the meeting.

OTHER MATTERS

In the event that any matters other than those referred to in the accompanying Notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

Speedway Motorsports, Inc.
20

APPENDIX A

SPEEDWAY MOTORSPORTS, INC.

INCENTIVE COMPENSATION PLAN

Section 1. Purposes

The purpose of the Speedway Motorsports, Inc. Incentive Compensation Plan is to provide incentives to highly-qualified executives and other key employees in an effort to motivate them to continue service with the Company, devote their best efforts to the Company and improve the Company’s economic performance, thus enhancing the value of the Company for the benefit of shareholders. An additional purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order to preserve the Company’s tax deduction for compensation paid under the Plan to Covered Employees.

Section 2. Definitions

Throughout this Plan, when capitalized the following terms shall have the respective meanings set forth below:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c)	“Committee” shall mean the Compensation Committee of the Board or a Subcommittee thereof, provided that the Committee shall consist of two or more members each of whom is an outside director within the meaning of Section 162(m) of the Code.

(d)	“Company” shall mean Speedway Motorsports, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(e)	“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

(f)	“Incentive Award” shall mean a monetary incentive compensation award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Performance Period.

(g)	“Participant” shall mean an executive officer or other key employee of the Company or one of its Subsidiaries who is selected by the Committee to participate in the Plan.

(h)	“Performance Goals” shall mean the criteria and objectives that must be met during the Performance Period as a condition of the Participant’s receipt of payment with respect to an Incentive Award, as described in Section 5 hereof.

(i)	“Plan” shall mean this Speedway Motorsports, Inc. Incentive Compensation Plan, as amended from time to time.

(j)	“Performance Period” shall mean the period designated by the Committee during which the Performance Goals with respect to a particular Participant will be measured.

(k)	“Subsidiary” shall mean any subsidiary or other business organization in which the Company owns, directly or indirectly, more than 50% of the voting power, stock or capital interest.

Section 3. Administration

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all of the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Incentive Awards, to determine the persons to whom and the time or times at which Incentive Awards shall be granted, to determine the terms, conditions, restrictions, Performance Period and Performance Goals relating to any Incentive Award, to adjust compensation payable upon attainment of Performance Goals (subject to the limitations of the Plan), to construe and interpret the Plan and any Incentive Awards, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan through any Participant) and any shareholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Incentive Award granted hereunder.

Section 4. Eligibility

Executive officers of the Company and key employees of the Company and its Subsidiaries who are designated by the Committee may participate in the Plan. In determining the persons who may participate in the Plan, the Committee may take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. The fact that an executive officer or key employee has been designated to participate in the Plan for one Performance Period does not assure that such person will be eligible to participate in any subsequent Performance Period.

Speedway Motorsports, Inc.
A-1

Section 5. Incentive Awards and Performance Goals

(a) In General. The Committee shall establish in writing for each Participant the applicable Performance Period, the amount of or method for determining the potential Incentive Award for such Participant with respect to such Performance Period, the Performance Goal(s) that must be achieved in order for the Participant to receive an Incentive Award under the Plan with respect to such Performance Period, and any other conditions that the Committee deems appropriate and consistent with the Plan, and in the case of Covered Employees, with Section 162(m) of the Code. All of the foregoing must be established in writing by the Committee within ninety (90) days after the beginning of the Performance Period (or, if earlier, by the date on which twenty-five percent (25%) of the Performance Period has elapsed), provided that achievement of the Performance Goals must be substantially uncertain at the time they are established.

(b) Performance Goals. The Committee shall establish one or more Performance Goals for each Participant that are objectively determinable (i.e., such that a third party with knowledge of the relevant facts could determine whether the goals have been met). Such Performance Goals shall be based on one or more of the following, as determined in the sole discretion of the Committee: stock price; earnings per share; net earnings; operating or other earnings; gross or net profits; revenues; net cash flow; net income or operating income; financial return ratios; stockholder return; return on equity; return on investment; return on net assets; reduction of debt; debt rating; debt to equity ratio; debt to capitalization ratio; consummation of debt offerings; consummation of equity offerings; sales; expense reduction levels; growth in assets or sales; share count reduction; or strategic business objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, or goals relating to acquisitions or divestitures. Performance Goals may be expressed by reference to (i) one or more divisions, business units, Subsidiaries or other entities in which the Company has a significant ownership interest (provided, that a Performance Goal related to any such entity would satisfy the requirements of Section 162(m) of the Code); (ii) the Company and/or its Subsidiaries as a whole, or (iii) any combination of the foregoing. Performance Goals also may be expressed by reference to the Participant’s individual performance with respect to any of the foregoing criteria. Performance Goals may be expressed in such form as the Committee shall determine, including either in absolute or relative terms (including, but not by way of limitation, by relative comparison to other companies or other external measures), in percentages, in terms of growth over time or otherwise, provided that the Performance Goals meet the requirements hereunder. Performance Goals need not be based upon an increase or positive result under one of the above criteria and could include, for example, maintaining the status quo or the limitation of economic losses (measured in such case by reference to the specific criteria). Performance Goals may provide for determination either before or after taxes and for the inclusion or exclusion of items such as (A) asset write-downs or impairment charges; (B) the effect of unusual or extraordinary charges or income items or other events, including acquisitions or dispositions of businesses or assets, restructurings, reductions in force, refinancing/restructuring of short-term and/or long-term debt, or extraordinary non-recurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (C) litigation or claim expenses, judgments or settlements, or (D) changes in accounting principles or tax laws or other laws or provisions affecting reported results. The Performance Goals established by the Committee can be particular to a Participant and/or different each Performance Period. The Committee also may establish subjective Performance Goals for Participants, provided that for Covered Employees, the subjective Performance Goals may be used only to reduce, and not increase, the Incentive Award otherwise payable under the Plan.

(c) Incentive Awards. In accordance with subparagraph (a) above, the Committee must establish in writing the amount of or method for calculating a Participant’s potential Incentive Award for each Performance Period. The potential Incentive Award must be expressed in terms of an objective formula or standard, and may be stated in terms of a specific dollar amount, a percentage of salary, a percentage of the applicable criteria underlying the specified Performance Goal(s) (or a percentage thereof in excess of a threshold amount), or otherwise. The foregoing also may be expressed in the form of a range, pursuant to which the amount of the actual Incentive Award may vary depending upon the extent to which the Performance Goals for the Performance Period have been attained. The Committee also may establish a Participant’s potential Incentive Award as a percentage of a bonus pool; provided, however, that the amount of the bonus pool (or the formula for determining the amount of the bonus pool) shall be established in accordance with the requirements of this Section 5 and that the sum of the individual maximum percentages of the bonus pool that each Participant potentially could receive shall not exceed 100%.

The manner for determining the actual amount of the Incentive Award must be such that a third party having knowledge of the extent to which the Performance Goals have been attained could calculate the amount to be paid to the Participant. However, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon

Speedway Motorsports, Inc.
A-2

such factors as the Committee may deem relevant, but the Committee shall not increase the amount payable to any Covered Employee in a manner that would cause the compensation to fail to qualify as performance-based compensation under Section 162(m) of the Code.

Notwithstanding any other provision of the Plan and with respect to an Incentive Award under this Plan, the maximum amount payable to any one Participant during any calendar year shall not exceed $10,000,000.

(d) Payment of Incentive Awards. Conditions on Payment. Payment of an Incentive Award shall be made to a Participant for a particular Performance Period only if: (A) the Committee has certified in writing that extent to which the applicable Performance Goals and any other material terms of the Incentive Award have been achieved or exceeded, and (B) except as otherwise set forth below in Section 5(d)(ii), the Participant remains employed by the Company or one of its Subsidiaries on the date of payment of the Incentive Award (or, alternatively, on the last day of the Performance Period, if the Committee shall have substituted such alternative requirement for such Participant at the time it established the Performance Goals for such Performance Period).

Termination of Employment. Unless otherwise determined by the Committee, a Participant shall not be entitled to payment of an Incentive Award if the Participant does not remain continuously employed by the Company or one its Subsidiaries until the end of the Performance Period. Notwithstanding the foregoing, unless otherwise determined by the Committee, in the event a Participant’s employment terminates due to death, disability or retirement (as determined in the discretion of the Committee), the Participant (or his or her estate or the persons to whom the right to payment under this Plan passes by will or the laws of descent and distribution) shall be eligible to receive the prorated amount of the Incentive Award for which the Participant otherwise would have been eligible based upon the portion of the Performance Period during which he or she was so employed so long as the Performance Goals are subsequently achieved. Payment of such prorated Incentive Award shall be paid in accordance with the terms of Section 5 (d)(iii) and (iv).

Timing of Payment. Any Incentive Award due shall be paid as soon as administratively practicable following the Committee’s certification in accordance with Section (d)(i) above; provided, however, that unless otherwise designated by the Committee at the time the Performance Goals are established, any such payment shall be made no later than March 15 of the calendar year following the calendar year in which such payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code and applicable rules and regulations thereunder).

Form of Payment. Payment of each Participant’s Incentive Award for a Performance Period shall be made in cash (or its equivalent) in a lump sum, subject to applicable tax and other withholding.

Section 6. Withholding Taxes

The Company or Subsidiary employing any Participant shall have the right to deduct from all payments made pursuant to the Plan any and all federal, state and local taxes or other amounts required by law to be withheld.

Section 7. Miscellaneous Provisions

(a) Compliance with Legal Requirements. The Plan and the granting of Incentive Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) No Right To Continued Employment. Nothing in the Plan or in any Incentive Award shall confer upon any Participant the right to continue in the employment of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company or Subsidiary to terminate such Participant’s employment at any time for any reason.

(c) Participant Rights. No person shall have any claim or right to be granted any Incentive Award under the Plan, and there is no obligation for uniformity of treatment among Participants.

(d) Unfunded Status of Incentive Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Payments shall be made solely from the general assets of the Company and its Subsidiaries. With respect to any payments for which a Participant may be eligible pursuant to an Incentive Award, nothing contained in the Plan or any Incentive Award shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

(e) No Transferability of Rights. A Participant’s rights and interests under the Plan may not be assigned, pledged, transferred or made subject to any lien, either directly or by operation of law or otherwise (except for a transfer by will or the laws of descent and distribution in the event of a Participant’s death), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

Speedway Motorsports, Inc.
A-3

(f) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of North Carolina without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(g) Other Compensation Plans. Nothing contained in this Plan shall prevent the Company from establishing other or additional compensation arrangements.

Section 8. Effective Date

The Plan shall take effect upon its adoption by the Board, subject to the requisite approval of the shareholders of the Company at the 2007 Annual Meeting of Stockholders. In the absence of such shareholder approval, any Incentive Awards for which the terms have been established prior to such Annual Meeting shall be null and void.

Section 9. Amendment and Termination of the Plan

The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that any amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be subject to approval by the requisite vote of the shareholders of the Company. No amendment shall adversely affect any of the rights of any Participant, without such Participant’s consent, under any Incentive Award theretofore granted under the Plan. Notwithstanding the foregoing, the Board or the Committee may amend the Plan or any Incentive Award in any respect it deems necessary or advisable to comply with applicable law, including but not limited to Section 409A of the Code and applicable rules and regulations thereunder, without obtaining a Participant’s consent.

Section 10. Reapproval of Plan

The Plan must be resubmitted to the shareholders of the Company as necessary to enable the Plan to qualify as performance-based compensation under Section 162(m) of the Code. As of the time of the Plan’s adoption, Section 162(m) requires that the shareholders reapprove the Plan no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan.

Section 11. Intent With Respect to Code Section 409A

It is the general intent of the Company that neither this Plan nor any Incentive Awards hereunder be subject to Section 409A of the Code. Notwithstanding the foregoing, to the extent that any Incentive Awards hereunder may constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the Company intends that such Incentive Awards shall comply with Section 409A of the Code or an exemption from Section 409A, and the Committee shall design and determine any such Incentive Awards consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee to any Participant that this Plan or any Award hereunder is exempt from, or will comply with Section 409A of the Code, and shall not indemnify or hold harmless any Participant or any third-party from any adverse tax consequences arising under or in connection with Section 409A of the Code.

Section 12. Intent to Comply With Code Section 162(m)

It is the intent of the Company that the Plan and Incentive Awards under the Plan for Covered Employees comply with Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply. To the extent that any legal requirement of Section 162(m) of the Code as set forth in the Plan shall be modified or ceases to be required under Section 162(m) of the Code, the Committee may determine that such provision shall be correspondingly modified or cease to apply, as the case may be.

Speedway Motorsports, Inc.
A-4

ANNUAL MEETING OF STOCKHOLDERS OF

SPEEDWAY MOTORSPORTS, INC.

April 18, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Item 1 and “FOR” Item 2 and Item 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors: To elect three directors.

NOMINEES:

FOR ALL NOMINEES

O. Bruton Smith

William P. Benton

Robert L. Rewey

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the principal independent registered public accounting firm of SMI and its subsidiaries for the year ending December 31, 2007.

3. To approve the adoption of the Speedway Motorsports, Inc. Incentive Compensation Plan.

4. To transact such other business as may properly come before the Annual Meeting.

Only holders of record of SMI’s common stock at the close of business on March 1, 2007 will be entitled to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

IMPORTANT NOTE:

To vote shares of SMI’s common stock at the Annual Meeting (other than in person at the Annual Meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. In the absence of specific instructions, this proxy will be voted “FOR ALL NOMINEES” in Item 1 and “FOR” Item 2 and Item 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

SPEEDWAY MOTORSPORTS, INC.

Concord, North Carolina

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SPEEDWAY MOTORSPORTS, INC.

The undersigned hereby appoints Mr. H.A. Wheeler and Mr. William R. Brooks as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of the common stock of Speedway Motorsports, Inc. held of record by the undersigned on March 1, 2007 at the Annual Meeting of Stockholders to be held on April 18, 2007 or any adjournment thereof.

The Annual Meeting of Stockholders of Speedway Motorsports, Inc. (“SMI”) will be held at the Smith Tower located at Lowe’s Motor Speedway, 5555 Concord Parkway South, Concord, North Carolina on Wednesday, April 18, 2007, at 9:00 a.m. (the “Annual Meeting”) for the following purposes, as described in the accompanying Proxy Statement:

(Continued and to be signed on the reverse side)

14475